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                                            February 27, 2004





Symbol Technologies, Inc.
One Symbol Plaza
Holtsville, New York  11742-1300

Dear Sirs:

     Symbol Technologies, Inc., a Delaware corporation (the "Company"), intends to transmit for filing with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended on Form S- 8 (the "Registration Statement") which relates to an aggregate of 5,000,000 shares (the "Shares"), of the Company's Common Stock, par value $.01 per share, which are being offered pursuant to the Company's 2001 Non-Executive Stock Option Plan (the "2001 Plan"). This opinion is an exhibit to the Registration Statement.

     I am Senior Vice President, General Counsel and Secretary of the Company. I have acted as counsel to the Company and in such capacity have participated in various corporate and other proceedings taken by or on behalf of the Company in connection with the proposed offer and sale of the Shares referred to above as contemplated by the Registration Statement. I, or attorneys under my general supervision, have taken part in the preparation or examined copies (in each case signed, certified or otherwise proven to my satisfaction) of the Company's Certificate of Incorporation, its By-Laws as presently in effect, minutes and other instruments evidencing actions taken by its directors and shareholders, the Registration Statement and exhibits thereto and such other documents and instruments relating to the Company and the proposed offering as I have deemed necessary under the circumstances. Insofar as this opinion relates to securities to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as such laws, rules and regulations in effect as of the date hereof.

     I note that I am a member of the Bar of the State of New York and that I am not admitted to the Bar of the State of Delaware. To the extent that the

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Symbol Technologies, Inc.
February 27, 2004
Page -2-




opinion expressed herein involves the law of Delaware, my opinion is based solely upon my reading of the Delaware General Corporation Law and my review of the Company's certified Certificate of Incorporation.

     In connection with my rendering of this opinion, I wish to note that, as of February 27, 2004, I own options to purchase 312,500 shares of Common Stock of the Company.

     Subject to and based on the foregoing, it is my opinion that:

     1. The Company has been duly incorporated under the laws of the State of Delaware and has an authorized capital stock consisting of 600,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $1.00 per share.

     2. Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, Shares issued upon the valid exercise of options issued pursuant to the 2001 Plan will be duly authorized, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or "Blue Sky" laws of any state.


                                          Very truly yours,



                                          /s/ Peter M. Lieb
                                          Peter M. Lieb
                                          Senior Vice President,
                                          General Counsel & Secretary